Exhibit 10.39

                    , 2014

Name

[insert employee’s home address]

Dear Name,

As you know, as a member of the senior management team of Avanir Pharmaceutical, Inc. (the “Company”), you are eligible to receive change of control severance benefits under your Change of Control Agreement with the Company, as amended from time to time. This letter is to inform you that the Company has determined to provide you with severance payments and benefits in connection with a qualifying termination that occurs outside the change in control context, as described in further detail below.

If the Company terminates your employment without Cause or you Resign for Good Reason (each, as defined in your Change of Control Agreement) other than under circumstances that would constitute a “Change of Control Termination” as defined in the Change of Control Agreement, then, subject to your timely execution of the Company’s standard form of release of claims in favor of the Company (and substantially similar to the form attached to your Change of Control Agreement) and such release of claims becoming effective and irrevocable within thirty days following your termination date, you will be entitled to severance pay equal to number (X) months of your annual base salary, plus a pro-rated annual cash bonus amount at target based on service during the year of termination, with such severance benefits to be paid in one lump sum on the first payroll date that is thirty days following the date of termination.

Additionally, subject to your timely execution and non-revocation of a release as described above, in the event of such a termination of your employment without Cause or a Resignation for Good Reason, if you elect to continue insurance coverage as afforded according to COBRA, and, if such election is made, you will be entitled to reimbursement for the cost to you of such COBRA coverage for number (X) months following the date your coverage as an active employee ceases. Nothing in this letter will extend the COBRA period beyond the period allowed under COBRA, nor is the Company assuming any responsibility for your election to continue coverage. Notwithstanding the foregoing, the foregoing benefit will be provided in the form of a lump sum taxable payment in lieu of the COBRA subsidy (or remaining portion thereof) if the Company determines in its sole discretion that payment of the COBRA subsidy would violate applicable law or otherwise result in adverse tax consequences or penalties to you or the Company.

Anything in this letter to the contrary notwithstanding, if at the time of your separation from service (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), you are determined by the Company to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that you become entitled to under this letter would be considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (1) six months and one day after your separation from service, or (2) your death. This letter is intended to comply with or be exempt from the requirements of Section 409A of the Code and shall be interpreted in a manner consistent with that intent. Each payment made hereunder will be treated as a “separate payment” within the meaning of Section 409A of the Code.

We look forward to your continued contributions to Avanir.

Respectfully,

Avanir Pharmaceuticals, Inc.

Keith Katkin
President & Chief Executive Officer

Accepted:

Name
Title